CERTIFICATE OF INCORPORATION

                                       OF

                           ORION SATELLITE CORPORATION



                  FIRST:   The  name  of  the  Corporation  is  Orion  Satellite
Corporation (hereinafter called the "Corporation").

                  SECOND: The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington. Delaware 19801, County of New Castle. The name of the Corporation's registered agent at said address is The Corporation Trust Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful acts or activities for which corporations may be organized under the General Corporation Law of Deleware.

                  FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is One Thousand (1,000) shares of Common Stock, all of one class, having a par value of $.01 per share.

                  FIFTH: The name and mailing address of the incorporator is John G. Puente, 1350 Piccard Drive, Rockville, MD 20850 (the "Incorporator").

                  SIXTH: The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation, and the following persons, having the indicated mailing addresses, shall serve as the directors of the

Corporation   until  the  first  annual  meeting  of  the  stockholders  of  the
Corporation or until successor or successors are elected and qualify:

      Name                       Mailing Address

John G. Puente              1350 Piccard Drive
                            Rockville, Maryland 20850

Christopher J. Vizas, II    1835 K Street, N.W., Suite 201
                            Washington, DC 20006

C. Elliott Bardsley         1350 Piccard Drive
                            Rockville, Maryland 20850


                  SEVENTH: The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the by-laws of the Corporation. Unless and except to the extent that the by-laws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

                  EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal by-laws of the Corporation.

                  NINTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that nothing contained in this Article Ninth shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
                  TENTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article Tenth.

                  IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly I have hereunto set my hand this 20th day of January, 1988.


                                            /s/ John G. Puente
                                            ----------------------------
                                                John G. Puente